EXHIBIT 10.25

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of the 29th day of November, 2004, by and between COMMERCIAL FEDERAL CORPORATION, a Nebraska corporation (the “Corporation”), and its wholly-owned subsidiary, COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK (the “Bank”) – collectively referred to herein as the “Employer” – and FREDERICK R. KULIKOWSKI (“Kulikowski”).

R E C I T A L S:

A. The Corporation and the Bank wish to employ Kulikowski as President and Chief Operating Officer of the Corporation and of the Bank on the terms set forth below, and Kulikowski desires to accept such employment.

NOW, THEREFORE, the Corporation, the Bank, and Kulikowski hereby agree to the following terms of employment:

1. Employment and Term of Agreement. The Employer agrees to employ Kulikowski, and Kulikowski agrees to be employed by the Employer, in the capacity of President and Chief Operating Officer of the Corporation and of the Bank for a period of three (3) years beginning on the date of this Agreement and on the terms stated in this Agreement. In such position, Kulikowski shall be subject to the direction of the Chairman and Chief Executive Officer and of the respective Boards of Directors of the Corporation and of the Bank.

2. Time and Effort. To the best of his abilities, Kulikowski shall diligently and conscientiously devote his full working time and energies and best efforts to the faithful discharge of his employment duties under this Agreement.

3. Compensation.

a. During the term of this Agreement, the Employer shall pay to Kulikowski a semi-monthly base salary at a rate that is not less than Kulikowski’s starting semi-monthly base salary. The base salary may be increased from time to time as the Compensation Committee of the Board of Directors of the Corporation may approve.

b. Kulikowski shall be entitled to participate in all benefits that are made available to executive officers of the Employer as of the date of this Agreement, and as may be made available to such executive officers from time to time in the future by the respective Boards of Directors of the Corporation and of the Bank, including but not limited to (i) all short-term and long-term incentive plans (both cash and stock) and all deferred compensation plans; (ii) all benefit plans [such as but not limited to, medical, life insurance, retirement, and paid time off (PTO)]; and (iii) any perquisite program. Kulikowski’s participation in and rights and obligations under any such plan or program shall be subject to each of the terms and conditions of the pertinent plan or program, including the eligibility terms and conditions of the pertinent plan or program.

4. Termination of Employment and Payment of Severance.

a. The Employer may terminate Kulikowski’s employment at any time. However, if the Employer terminates Kulikowski’s employment at any time during the term of this Agreement for any reason other than cause, as defined below, the Employer will pay or provide to Kulikowski all compensation and benefits as described in Section 3 that have become due through the effective date of termination and, subject to the provisions of Section 7, the Employer will also pay a severance payment to Kulikowski by continuing Kulikowski’s base salary, less applicable withholdings, for any unexpired portion of the three-year term of this Agreement.

b. Kulikowski shall have no right to receive any severance payment under this Agreement if his employment is terminated for cause. Termination “for cause” shall mean termination because of (1) any act of personal dishonesty, (2) incompetence, (3) willful misconduct, (4) breach of fiduciary or other duty involving personal profit, (5) intentional failure to perform assigned duties, (6) willful violation of any law, rule or regulation (other than traffic violations), (7) willful violation of any final cease-and-desist order, (8) any circumstance described in subsection 5.b. or 5.c or 5.d. below, (9) excessive use of alcohol or use of illegal drugs, interfering with Kulikowski’s satisfactory performance under this Agreement, continuing after warning; (10) indictment, filing of an information, an arraignment or a conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (11) commission by Kulikowski of any willful or intentional act that injures or could reasonably be expected to injure the reputation, business or business relationships of the Employer, or 12) any material breach of any provision of this Agreement.

5. Regulatory Provisions.

a. If Kulikowski is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. § 1818(e)(3) and (g)(1)] or pursuant to other regulatory authority, the Employer’s obligations under this Agreement shall be suspended as of the date of receipt of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay Kulikowski all or part of the compensation withheld while the Employer’s contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the Employer’s obligations which were suspended.

b. If Kulikowski is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. § 1818(e)(4) or (g)(1)] or pursuant to other regulatory authority, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

c. If the Bank is in default [as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(x)(1)], all obligations of the Employer under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

d. Except to the extent the Employer determines that continuation of this Agreement is necessary for the continued operation of the Bank, all obligations of the Employer under this Agreement shall be terminated:

i. At any time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act [12 U.S.C. § 1823(c)]; or

ii. At any time that the FDIC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, however, shall not be affected by such action.

6. Disability, Death, Retirement and Resignation. If Kulikowski becomes disabled by a disability during the three-year term of this Agreement, this Agreement shall terminate and the compensation, benefits, and severance payment specified in Subsection 4.a of this Agreement shall be payable to Kulikowski as in the case of a termination for a reason other than cause and upon the same conditions as stated in Subsection 4.a. of this Agreement. As used in this paragraph, “disability” means Kulikowski’s absence from his duties with the Employer on a full-time basis for one hundred eighty (180) consecutive calendar days, as a result of Kulikowski’s incapacity and inability to work due to physical or mental illness or injury, unless within thirty (30) days thereafter Kulikowski shall have returned to the full-time performance of his duties.

Subject to the provisions of Section 7, if Kulikowski dies while this Agreement is in effect, a severance payment equal to twelve (12) months base salary, payable in equal monthly installments and less applicable tax withholdings, will be paid directly to Kulikowski’s spouse if she survives him or to Kulikowski’s heirs at law if his spouse does not survive him, beginning with the first month following the month in which Kulikowski’s death occurs. If Kulikowski’s spouse survives him but dies before the last of such payments has been made, any monthly payments remaining unpaid will be paid to Kulikowski’s heirs at law, subject to the provisions of Section 7. For purposes of this paragraph, Kulikowski’s heirs at law and their respective shares of such payments shall be determined in accordance with the then existing intestacy laws of the State of Nebraska.

If Kulikowski retires, this Agreement shall terminate and no severance payments shall be due under this Agreement. As used in this paragraph, “retires” shall mean a voluntary departure by Kulikowski from the employment of the Employer during the term of this Agreement with the written consent of the Employer.

If Kulikowski unilaterally resigns or otherwise voluntarily leaves the Employer’s employment without the written consent of the Employer, no severance payments shall be due under this Agreement.

7. Change of Control. In addition to this Agreement, the parties hereto have entered into or are entering into a Change of Control Agreement. To the extent that Kulikowski receives a severance payment under the Change of Control Agreement (or any future, replacement or supplemental change of control agreement), such severance payment amount shall reduce the amount of severance payment to which Kulikowski otherwise would be entitled under this Agreement.

8. Construction; Other Terms and Conditions. Except as may be inconsistent with this Agreement or as expressly provided otherwise in this Agreement, or in any future extension(s) or modifications(s) of this Agreement, the terms and conditions of Kulikowski’s employment shall be as stated in, and this Agreement shall interpreted consistently with, the written “SUMMARY OFFER OF EMPLOYMENT FOR Fred Kulikowski.”

9. Noncompetition. Kulikowski agrees that the Employer has a legitimate need to prevent competitive endeavors by a former employee who, while employed by the Employer, has acquired confidential information or trade secrets pertaining to the Employer’s business operations. In his employment as President and Chief Operating Officer of the Employer, Kulikowski will acquire knowledge of and be closely and directly involved in formulating and executing the Employer’s confidential business plans. Kulikowski therefore agrees that for two years after the cessation for any reason whatsoever of Kulikowski’s employment by the Employer, whether such cessation is voluntary or involuntary on Kulikowski’s part, Kulikowski will not accept employment in any position of senior management by or with any other entity engaged in the retail, commercial and/or consumer banking industry at any location within any portion of the relevant market.

As used in this Section 9:

(A) the phrase “position of senior management” shall mean and include only the following positions: (1) membership on the board of directors, (2) the highest ranking officer position within the employing entity (typically called “chief executive officer” or equivalent), and (3) any other position that is three or fewer reporting levels removed from such highest ranking officer position within the employing entity, and

(B) the phrase “relevant market” shall mean and include only those locations which are within a twenty (20) mile radius of any retail, commercial or consumer banking facility of the Employer.

10. Agreement Not to Solicit Employer’s Employees. Kulikowski agrees that the Employer has a legitimate interest in protecting the stability of its workforce and the cost and expense invested in training its employees. Kulikowski therefore agrees that while he is employed by the Employer and for one (1) year after the cessation of such employment, whether such cessation is voluntary or involuntary on Kulikowski’s part, Kulikowski will not, directly or indirectly, on Kulikowski’s own behalf or on behalf of any other person or business entity other than the Employer, contact or initiate communication with – or cause or induce any other individual to contact or initiate communication with – any employee of the Employer to attempt to solicit or induce such employee of the Employer to leave his or her employment with the Employer. This Section 10 shall apply regardless of whether such employee of the Employer is employed by the Employer pursuant to a written or oral agreement or understanding and regardless of whether such employee of the Employer is employed by the Employer for a definite period of time or at will.

As used in this Section 10, the phrase “employee of the Employer” shall mean and include only employees of the Employer with whom Kulikowski became acquainted, worked and had personal contact while Kulikowski was employed by the Employer.

This Section 10 shall not be interpreted to prevent or prohibit Kulikowski from communicating with any employee of the Employer who initiates the contact or communication with Kulikowski.

11. Confidential Information: Nonuse and Nondisclosure. Kulikowski agrees that he will not at any time, whether during or after the term of this Agreement – except while employed by the Employer and acting for the Employer’s benefit – disclose, disseminate, or use any confidential or proprietary information or data of the Employer or concerning the Employer’s employees, operations, customers, existing or contemplated products or services, pricing policies, marketing and hiring techniques, financial information, costs, profits, sales, confidential business or other confidential plans of any nature, or other confidential or proprietary information or data of any kind. This provision will preclude Kulikowski from using and disclosing only “confidential or proprietary information or data” of Employer, which shall be interpreted to mean information and data that Employer reasonably seeks to retain and preserve as confidential and has not publicly disclosed.

12. Severability. If any portion of this Agreement is held to be invalid or unenforceable for any reason, it is agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms, conditions and portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the remaining provision(s) so as to make it or them valid and enforceable.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns, including any corporation which may merge or consolidate with Employer, or acquire all or substantially all of the assets and business of the Employer.

14. Federal Deposit Insurance Act; Other Legal Prohibitions. Notwithstanding anything in this Agreement to the contrary, no payment shall be made under this Agreement contrary to the requirements or prohibitions of Section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. § 1828(k)] or regulations or orders issued thereunder, or contrary to any other law, regulation or order applicable to and binding upon the Bank or Corporation.

15. Governing Law. This Agreement shall be construed and enforced in accordance with the applicable regulations and laws of the United States and of the State of Nebraska.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMMERCIAL FEDERAL CORPORATION, a Nebraska corporation,

By:	/s/ W.A. Fitzgerald
W.A. Fitzgerald, Chairman and Chief Executive Officer

COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK,

By:	/s/ W.A. Fitzgerald
W.A. Fitzgerald, Chairman and Chief Executive Officer

/s/ Frederick R. Kulikowski
Frederick R. Kulikowski

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